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                                                                    EXHIBIT 99.1



                                            Contact:  Michael A. Woodhouse
                                                      Chief Financial Officer
                                                      CBRL Group, Inc.


                 CBRL GROUP, INC. TO ACQUIRE LOGAN'S ROADHOUSE


         LEBANON, Tenn. (December 11, 1998) -- Jointly, CBRL Group, Inc. (Nasdaq/NM: CBRL), which will be the parent company of Cracker Barrel Old Country Store, Inc. following completion of its reorganization into a holding company structure at December 31, 1998, and Logan's Roadhouse, Inc. (Nasdaq/NM:
RDHS) today announced the execution of a definitive merger agreement for the acquisition of Logan's Roadhouse, Inc. by CBRL Group, Inc. Logan's Roadhouse, with headquarters in Nashville, Tennessee, operates 41 company-owned and 4 franchised Logan's Roadhouse(R) restaurants in 12 states, which feature steaks, ribs, chicken, and seafood dishes in a distinctive atmosphere reminiscent of an American roadhouse.

         Under the terms of the agreement, CBRL Group will purchase all of the outstanding shares of Logan Roadhouse common stock for cash of $24 per share, or a total purchase price of approximately $179 million. The purchase price will be funded by a combination of cash and an increase in CBRL Group's bank lines of credit. The acquisition is expected to be neutral to CBRL Group's earnings in fiscal 1999 and accretive in fiscal 2000. The transaction is subject to usual and customary closing conditions, including approval by the shareholders of Logan's Roadhouse and is expected to close on or before March 1, 1999.

         Commenting on the announcement, Dan W. Evins, chairman and chief executive officer of CBRL Group, Inc., said, "Logan's Roadhouse adds a third restaurant concept to our new holding company structure. The other concepts are Cracker Barrel Old Country Store(R) and Carmine Giardini's Gourmet Market and La Trattoria Ristorante(TM). As with our other concepts, we intend to operate Logan's Roadhouse as a separate company. The acquisition of Logan's Roadhouse is consistent with our plans to grow by expanding our existing concepts as well as by acquisitions.




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CBRL to Acquire RDHS
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December 11, 1998



         "Logan's Roadhouse has an excellent management team led by Ted Moats, who will remain as president and chief operating officer of Logan's Roadhouse. Ted has built an exceptional restaurant concept that focuses on high-quality food served in a casual and entertaining environment, delivers excellent unit economics, and provides an excellent price-to-value relationship for its guests. We believe Logan's Roadhouse will fit well with our Cracker Barrel and Carmine's concepts.

         Edwin W. Moats, Jr., president and chief executive officer of Logan's Roadhouse, Inc., said, "We are very pleased to join such an outstanding organization as CBRL Group and are excited by the opportunity to continue to grow the Logan's Roadhouse system. Under the holding company structure, we will have the opportunity to operate as a separate company and continue to focus directly on growing the Logan's Roadhouse concept, while at the same time have the advantages of being part of a larger organization. We believe that through this transaction, we will continue to provide our employees the most rewarding work environment and, through them, to consistently enhance the quality of the "Logan's Roadhouse experience" for each of our guests."

         Except for specific historical information, the matters discussed in this press release are forward-looking statements that involve risks, uncertainties and other factors which may cause actual results and performance of the CBRL Group (the Company) to differ materially from those expressed or implied by such statements. Factors which will affect actual results include, but are not limited to: the availability and costs of acceptable sites for development; the ability of the Company to recruit and train restaurant personnel in its concepts expansion locations; the acceptance of the Company's concepts as the Company's concepts continue to expand into new geographic regions; continued successful acquisition of additional concepts to expand; continued successful development of new and regional menu items; changes in or implementation of additional governmental rules and regulations; appropriate resolution of Year 2000 issues; and other factors described from time to time in the Company's filings with the Securities and Exchange Commission, press releases and other communications.

         Headquartered in Lebanon, Tennessee, CBRL Group, currently operates two Carmine Giardini's Gourmet Markets located in Florida and 373 Cracker Barrel Old Country Stores(R) locations in Tennessee, Florida, Georgia, Texas, Ohio, North Carolina, Illinois, Indiana, Alabama, Kentucky, Michigan, Virginia, Missouri, South Carolina, Pennsylvania, Mississippi, Arizona, Louisiana, New York, West Virginia, Kansas, Oklahoma, Arkansas, Colorado, Wisconsin, Iowa, Minnesota, New Mexico, Utah, Maryland, Nebraska, New Jersey, Connecticut, Idaho, Massachusetts, and Montana.

         Logan's Roadhouse, Inc. operates 41 Company-owned and 4 franchised Logan's Roadhouse(R) restaurants in 12 sates, which feature steaks, ribs, chicken, and seafood dishes in a distinctive atmosphere reminiscent of an American roadhouse. The Logan's Roadhouse menu is designed to attract a broad range of customers by offering generous portions of moderately priced, high quality food which appeals to a wide variety of tastes. The restaurants offer a casual and entertaining dining environment, are open seven days a week for lunch and dinner and provide full bar service.